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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                      -----------------------------------

                                   FORM 8-K



                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):   September 5, 2001
                                                        -------------------



                     DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)



          Florida                         0-12516                   59-3389871
----------------------------      ------------------------        --------------
(State or Other Jurisdiction      (Commission File Number)         (IRS Employer
     Incorporation)                                               Identification
                                                                      Number)



   615 Crescent Executive Court, Fifth Floor, Lake Mary, Florida       32746
 ---------------------------------------------------------------     ----------
   (Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code:               (407) 333-5300
                                                                  --------------
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Item 5.  Other Events.

     Dynamic Healthcare Technologies, Inc., a Florida corporation ("DHT"), Cerner Corporation, a Delaware corporation ("Cerner"), and Cerner Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Cerner ("Holdings"), have entered into an Agreement and Plan of Merger dated September 5, 2001 (the "Merger Agreement") pursuant to which, among other things DHT will be merged with and into Holdings, with Holdings as the surviving corporation (the "Merger"). A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The press release describing the proposed Merger is attached hereto as Exhibit 99.1.

     Cerner is a leading supplier of clinical and management information and knowledge systems to health care organizations worldwide. DHT is a provider of clinical and diagnostic workflow solutions for pathology, laboratory, and radiology services at hospitals, clinics, and ambulatory care settings located primarily in the United States. Pursuant to the terms of the Merger Agreement, Cerner will issue up to an aggregate of 362,791 shares of Cerner common stock, $0.01 par value per share ("Cerner Common Stock"), in exchange for all DHT common shares, $0.01 par value per share ("DHT Common Shares"), issued and outstanding at the Effective Time (as defined in the Merger Agreement). At the Effective Time, each outstanding DHT Common Share, other than certain shares owned by Cerner or its subsidiaries, will be converted into and exchanged for that number of shares of Cerner Common Stock equal to (the "Basic Exchange Ratio") 362,791 divided by the number of DHT Common Shares outstanding on the Determination Date (as defined herein). If, however, the Average Cerner Stock Price (as defined herein) is equal to or greater than $64.50, the number of shares into which each DHT Common Share will be converted shall be reduced to that number of shares of Cerner Common Stock which is equal to the Basic Exchange Ratio multiplied by a fraction, the numerator of which is $64.50 and the denominator of which is the Average Cerner Stock Price. For purposes of the foregoing, the "Average Cerner Stock Price" shall be the average of the closing sales prices for Cerner Common Stock reported on the Nasdaq National Market System for the fifteen trading days immediately preceding the first trading day prior to the Determination Date. The Determination Date is the date on which all conditions to closing contained in the Merger Agreement shall have been fulfilled or waived. No fractional shares of Cerner Common Stock will be issued in the Merger, and DHT shareholders who otherwise would be entitled to receive a fractional share of Cerner Common Stock will receive a cash payment in lieu thereof. Outstanding options and warrants to purchase DHT Common Shares will be converted into options and warrants to purchase Cerner Common Stock at the same exchange ratio at which the DHT Common Shares are converted into shares of Cerner Common Stock. In addition, pursuant to the terms of the Merger Agreement Cerner will redeem all outstanding preferred shares of DHT ("DHT Preferred Shares") for approximately $2.2 million in cash.

     The Merger is intended to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended, with respect to holders of DHT Common Shares. DHT has received a written opinion from SG Cowen Securities Corporation, its investment banker, dated September 5, 2001, stating that the exchange ratio to be received in the Merger is fair, from a financial point of view, to the holders of the DHT Common Shares.

     Consummation of the Merger is subject to a number of conditions, including, among others, the following: (i) receipt of the approval of a majority of the outstanding DHT Common Shares and a majority of the outstanding DHT Preferred Shares, (ii) the Average Cerner Stock Price shall not be less than $43.00, (iii) receipt of all requisite governmental and regulatory approvals, (iv) effectiveness of a registration statement to be filed by Cerner with the Securities and Exchange Commission with respect to the Cerner Common Stock to be issued in the Merger, (v) receipt of a favorable opinion of counsel with respect to the tax-free nature of certain aspects of the Merger, and (vi) the satisfaction of certain other closing conditions customary in transactions of this nature. The Merger Agreement is subject to termination under certain circumstances, including the failure to consummate the Merger by February 28, 2002.

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     Concurrently with the execution of the Merger Agreement, DHT and Cerner entered into a Stock Option Agreement (the "Cerner Option") pursuant to which DHT has granted Cerner an option to purchase up to 985,746 DHT Common Shares at a price, subject to certain customary anti-dilution rights and adjustments, of $3.00 per share (representing approximately 15% of the outstanding shares on a fully diluted basis without giving effect to the exercise of all the currently existing outstanding warrants and options to purchase DHT Common Shares). The Cerner Option was granted by DHT as an inducement and condition to Cerner's willingness to enter into the Merger Agreement. A copy of the Cerner Option is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

     The Cerner Option is exercisable, in whole but not in part, only upon the occurrence of a "Triggering Event" (as defined herein) prior to termination of the Cerner Option.

     The Cerner Option will expire upon: (i) the Effective Time of the Merger or (ii) the close of business on the earlier of (x) the date which is one year after the occurrence of a Triggering Event, and (y) the date on which it is no longer possible for a Triggering Event to occur.

     A Triggering Event, the occurrence of which serves as a condition precedent to the exercise of the Cerner Option and, under certain circumstances, serves to extend the term of the Cerner Option beyond a termination of the Merger Agreement, occurs if the Merger Agreement is terminated and Cerner then or thereafter becomes entitled to receive the termination fee provided for in
Section 9.3(a) of the Merger Agreement. A termination fee is payable to Cerner under Section 9.3 of the Merger Agreement if the agreement is terminated as a result of (i) DHT's withdrawal, modification, or material qualification in any manner adverse to Cerner of its recommendation that DHT shareholders approve the Merger, or taking any action or making any statement in connection with the DHT shareholder meeting materially inconsistent with such recommendation, (ii) DHT's failure to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of DHT in favor of the adoption and approval of the Merger Agreement and the approval of the Merger; (iii) the solicitation, initiation or the knowing facilitation or encouragement of a submission of any Acquisition Proposal (as defined herein) for DHT, (iv) DHT's participation in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for DHT, (v) the Board of Directors of DHT approval, endorsement or recommendation of, or the execution of or entering into, any letter of intent, agreement in principle, or definitive agreement relating to any Acquisition Proposal; (vi) DHT's failure to recommend that its security holders reject any tender or exchange offer relating to securities of DHT (vii) DHT's grant of a waiver or a release under any standstill or similar agreement with respect to any class of DHT equity securities or (viii) DHT entering into any agreement with respect to any Acquisition Proposal for DHT. An "Acquisition Proposal" for these purposes means any offer or proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions involving, or any purchase of 10% or more of the assets, or directly or indirectly acquiring beneficial ownership of securities representing, or exchangeable for or convertible into, more than 10% of the outstanding securities of any class of voting securities of DHT or in which DHT issues securities representing 10% of the outstanding securities of any class of voting securities of DHT, other than the transactions contemplated by the Merger Agreement.

     As more fully set forth in the Cerner Option, Cerner (or a subsequent holder of the Cerner Option or the shares issued thereunder) has the right under specified circumstances to require DHT to repurchase the Cerner Option or such shares. In addition, the Cerner Option provides holders of the Cerner Option with certain rights to require DHT to register the DHT Common Shares acquired by or issuable upon the exercise of the Cerner Option under the Securities Act of 1933, as amended.

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     Concurrently with the execution of the Merger Agreement, on September 5,
2001, Cerner and holders of in excess of 90% of the outstanding DHT Preferred Shares executed a Shareholder Agreement, pursuant to which each such shareholder agreed (i) to vote their DHT Preferred Shares in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger, and (ii) with respect to the Cerner Option, to waive any adjustment to the conversion price of the DHT Preferred Shares which might otherwise result from such grant under the anti-dilution provisions contained in DHT's Articles of Incorporation. In connection with the Shareholder Agreement, such holders of the DHT Preferred Shares also granted a limited Irrevocable Proxy to Cerner. The covenants contained in the Shareholder Agreement generally terminate upon any termination of the Merger Agreement. A copy of the Shareholder Agreement is attached hereto as Exhibit
10.2 and is incorporated herein by reference.

     The foregoing summary of the contents of the Merger Agreement, the Cerner Option, and the Shareholder Agreement is qualified in its entirety by reference to Exhibits 2.1, 10.1, and 10.2 respectively, to this Current Report on Form 8-K.

     On September 6, 2001, DHT announced the execution of the definitive Merger Agreement with Cerner and Holdings, and its general terms.

Item 7.  Financial Statements and Exhibits.

(a)      Not Applicable

(b)      Not Applicable

(c)      Exhibits required by Item 601 of Regulation S-K


Exhibit No.         Description
-----------         -----------

  2.1 Agreement and Plan of Merger, dated September 5, 2001, by and among Cerner Corporation, Cerner Holdings, Inc., and Dynamic Healthcare Technologies, Inc.

  10.1 Stock Option Agreement, dated September 5, 2001, by and between Dynamic Healthcare Technologies, Inc. and Cerner Corporation.

  10.2 Shareholder Agreement, dated September 5, 2001, by and among Cerner Corporation and certain holders of Series C Preferred Stock.

  99.1        Press Release, issued September 6, 2001, regarding the Merger.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          DYNAMIC HEALTHCARE
                                          TECHNOLOGIES, INC.



Date:  September 10, 2001                 By: /s/ T. Christopher Assif
                                              ----------------------------------
                                                 T. Christopher Assif
                                                 Chief Executive Officer

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                                 EXHIBIT INDEX
                                 -------------


Exhibit No.          Description
-----------          -----------

  2.1 Agreement and Plan of Merger, dated September 5, 2001, by and among Cerner Corporation, Cerner Holdings, Inc., and Dynamic Healthcare Technologies, Inc.

  10.1 Stock Option Agreement, dated September 5, 2001, by and between Dynamic Healthcare Technologies, Inc. and Cerner Corporation.

  10.2 Shareholder Agreement, dated September 5, 2001, by and among Cerner Corporation and certain holders of Series C Preferred Stock.

  99.1         Press Release, issued September 6, 2001, regarding the Merger.